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EXHIBIT 4

                    Commitment to File Schedules and Exhibits

     The Stock Purchase Agreement, dated as of August 19, 1997, among Convergys Information Management Group Inc. (formerly known as Cincinnati Bell Information Systems Inc., "Convergys IMG"), Wiztec Solutions Ltd. ("Wiztec") and certain shareholders of Wiztec and the Agreement, dated as of February 16, 1999, among Convergys IMG, certain shareholders of Wiztec and Formula Systems (1985) Ltd., which are being filed as exhibits to the Schedule 13D of Convergys Corporation and Convergys IMG, date of report February 16, 1999, are being filed without schedules and exhibits. Attached to each Agreement is an index briefly identifying the contents of all omitted schedules and exhibits. Convergys Corporation and Convergys IMG hereby agree to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                                Convergys Corporation

                                By: /s/ William D. Baskett III
                                    --------------------------
                                Name: William D. Baskett III
                                Title: General Counsel and Secretary


                                Convergys Information Management Group Inc.

                                By: /s/ Roy T. Heggland
                                    -------------------
                                Name: Roy T. Heggland
                                Title: Senior Vice President and General Counsel